                                                 Steven F. Carman
                                                 Attorney
                                                 4801 Main Street, Suite 1000
                                                 Kansas City, MO  64112
                                                 816.983.8153
                                                 fax: 816.983.9153
                                                 steve.carman@huschblackwell.com

December 12, 2008

VIA EDGAR TRANSMISSION
United States Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C.  20549

Re:      Blue Valley Ban Corp.
         Post Effective Amendment - Application for Withdrawal
         File Nos. 333-154414
         CIK:  0000901842

Ladies and Gentlemen:

         Pursuant to Rule 477(a) under the  Securities  Act of 1933,  as amended
(the "1933 Act"), Blue Valley Ban Corp. (the  "Registrant")  hereby requests that
Post-Effective  Amendment No. 1 under the 1933 Act to the Registration Statement on Form  S-1/A,  which  was  filed  as  EDGAR  Submission  type  S-1/A  with the
Securities  and  Exchange   Commission  on  December  8,  2008   (Accession  No.
0000922907-08-000704) be withdrawn.

         The  Registrant  is  requesting  that Form S-1/A be withdrawn as it was inadvertently filed using the incorrect filing code.

         If you  have  any  questions  regarding  the  enclosed,  please  do not hesitate to contact the undersigned at (816) 983-8153.

                                          Sincerely,

                                          /s/ Steven F. Carman

                                          Steven F. Carman

SFC/mjr